EXHIBIT 99.1

SED’S BOARD OF DIRECTORS APPROVES REVERSE STOCK SPLIT
(Tucker, GA) — December 4 , 2006 — SED International Holdings, Inc. (PinkSheets: SECX), today announced that its Board of Directors has approved, subject to shareholder approval at a Special Meeting, an amendment to SED’s Certificate of Incorporation to implement a reverse stock split of its issued and outstanding shares of Common Stock, par value $.01 per share, at a range of one-for-fifty to one-for-one hundred shares at anytime prior to the end of the Company’s fiscal year ending June 30, 2007.
ABOUT SED INTERNATIONAL HOLDINGS, INC.: SED International Holdings, Inc., a Georgia corporation, and its wholly-owned operating subsidiary, SED International, Inc., a Georgia corporation, are engaged in the wholesale distribution of microcomputer products, including mass storage, imaging, display, wireless products and consumer electronics throughout the United States and Latin America. SED International Holdings, Inc. services Latin America through its wholly-owned subsidiaries SED International de Colombia Ltda. in Bogota, Colombia and Intermaco S.R.L. in Buenos Aires, Argentina.

This press release contains forward-looking statements involving risks and uncertainties that may cause actual results to differ materially from those indicated due to a number of factors, including shortages of raw materials, the company’s financial condition and cash flow and general economic conditions. The company’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive, regulatory and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the company’s control. Therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.
Contacts:
Lyle Dickler, VP of Finance and Secretary of SED International Holdings, Inc.
Tel: (770) 491-8962